Exhibit 10.30

April 1, 2016

Mr. Mark J. Enyedy

Dear Mark:

I am delighted to offer you the full-time position of President and Chief Executive Officer at ImmunoGen, Inc. (“ImmunoGen” or the “Company”).  Upon commencement of your employment, which shall be no later than May 16, 2016, you will initially be paid at a bi-weekly rate of $25,000 which annualized equals $650,000 per year, less applicable federal, state and/or local payroll and withholding taxes.  In addition to your annual base salary, subject to the terms of this letter, ImmunoGen will pay you a sign-on bonus in the amount of $430,000 (the “Sign-On Bonus”), which will be paid to you in conjunction with your first salary payment following your date of hire.

In addition, you will be eligible to earn an annual bonus in accordance with the annual incentive program generally applicable to senior executives of the Company.  The target amount of your annual bonus opportunity shall be seventy-five percent (75%) of your annual salary, beginning with the Company’s fiscal year ending June 30, 2017.    You may be paid a greater or lesser bonus in any year based on the assessment of your level of performance, the Company’s achievement of its business goals or other factors as the Board of Directors or the Compensation Committee may deem appropriate.

Also as consideration for your employment by the Company, the Compensation Committee has approved (a) the grant of a stock option award covering 300,000 shares of our common stock under the Company’s 2006 Employee, Director and Consultant Equity Incentive Plan (the “2006 Plan”) and (b) the grant of a restricted stock award covering 75,000 shares of our common stock under the 2006 Plan.  Both these awards will vest at a rate of one-quarter of the shares covered by the respective award per year over four years beginning on the first anniversary of the date of grant, which will be your first date of employment with ImmunoGen.  The per share exercise price for the option award will be the closing sale price of our shares as reported on NASDAQ on the date of grant.

In addition, you can expect to receive, subject to the approval of the Compensation Committee, and in conjunction with the Company’s annual equity awards to employees generally in July or August  of each year, the grant of a stock option award under the 2006 Plan covering 300,000 shares, subject to variation based on individual performance, beginning in July or August 2017.  Historically, these awards have vested at a rate of one-third of the shares covered by the award per year over three years beginning on the first anniversary of the date of grant and the per share exercise price of these awards has been the closing sale price of our shares as reported on NASDAQ on the date of grant.

As an officer of the Company, you will also be eligible to participate in the Company’s Severance Pay Plan for Vice Presidents and Higher that, under certain circumstances, will provide you

Mr. Mark J. Enyedy

April 1, 2016

with certain benefits in connection with the termination of your employment outside the context of a change in control of the Company.  You will also be eligible for a severance arrangement that, under certain circumstances, will provide you with certain benefits in the event of a change of control of the Company, as set forth in the form of Change in Control Severance Agreement (the “Change in Control Severance Agreement”) accompanying this letter.

You will also be entitled to participate in the Company’s benefit plans to the same extent as, and subject to the same terms, conditions and limitations as are generally applicable to, full-time employees of ImmunoGen of similar rank and tenure.  These benefits currently include at this time paid time off, life, health, dental and disability insurance.  With respect to your annual paid time off allotment, however, you will immediately be eligible to accrue, monthly, up to five (5) weeks of paid time off per year, of which 5 days can be rolled over from year to year.  For a more detailed understanding of the benefits and the eligibility requirements, please consult the summary plan descriptions for the applicable programs, which will be made available to you upon request.  Please note that your compensation and/or benefits may be modified in any way, at any time, by ImmunoGen at its sole discretion, with or without prior notice, to the extent any such modification affects similarly situated ImmunoGen executives in the same manner.

While employed with the Company, you shall serve as President and Chief Executive Officer and will have general supervision and control over the business of the Company, and will have such other powers and duties commensurate with such offices as shall be as reasonably determined by the Board of Directors in consultation with you.  You shall report directly to the Board of Directors.

You agree to devote your best efforts during all business time to the performance of such responsibilities and you will not perform any professional work outside your work for the Company without pre-approval from the Company.  The foregoing notwithstanding, the Company acknowledges that you currently serve on the board of directors of Fate Therapeutics and agrees that you may continue to serve on such board provided that such service does not create any conflicts, ethical or otherwise, with your responsibilities to the Company and do not unreasonably interfere with your ability to fulfill your responsibilities to the Company as described above.

Effective upon your first date of employment with ImmunoGen, you will be appointed to the Company’s Board of Directors, to serve until the next annual meeting of shareholders.  You can expect the Board of Directors to nominate you for re-election as a director as long as you remain Chief Executive Officer of the Company.

The Company agrees to reimburse you for your professional fees for compensation consulting and legal advice in conjunction with your transition to the Company, with the amount of reimbursement for legal advice not to exceed $15,000.

ImmunoGen is required by the Immigration and Naturalization Service to verify that each employee is eligible to work in the United States.  To that end, a list of acceptable forms of identification is attached.  Please bring with you one item on List A, or a combination of one item on List B and List C.

Mr. Mark J. Enyedy

April 1, 2016

While we anticipate that our relationship will be a long and mutually rewarding one, your employment, of course, will be at will, terminable by either you or the Company at any time.  If, within 12 months of your date of hire, you terminate your employment with the Company (other than by reason of death or disability), or your employment is terminated by the Company for cause, you will promptly reimburse ImmunoGen for a portion of your Sign-On Bonus equal to the product of (a) $430,000, multiplied by (b) a fraction, the numerator of which is 365 minus the number of days from the date you start employment at ImmunoGen to the effective date of termination, and the denominator of which is 365.

On your first day of employment, you will be required to sign our Proprietary Information, Inventions and Competition Agreement and an acknowledgement that you agree to be bound by the Company’s Insider Trading Policy.  Copies of each accompany this letter.  You are also asked to acknowledge and agree that your employment by the Company will not violate any agreement which you may have with any third party.  Please acknowledge your understanding and agreement with the terms of your employment as set forth in this letter by signing below.

We look forward to a long and productive relationship with you.

Sincerely,

/s/ Ellie Harrison

Ellie Harrison

Vice President and Chief Human Resources Officer

Acknowledged and Agreed to:

/s/ Mark J. EnyedyApril 1, 2016

Mark J. EnyedyDate: